July 9, 2015

LG CAPITAL FUNDING LLC

1218 Union Street, Suite 2

Brooklyn, New York 11225

Re: Payoff and Termination Letter

Ladies & Gentlemen:

Reference is made to the Convertible Promissory Note (the “Note”) dated 12 January issued by Ubiquity, Inc. (“UBIQ”) in favor LG Capital Funding LLC (“LG”). All undefined capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Note. UBIQ and LG understand that on the “Payoff Effective Time” (as defined below), UBIQ will repay in full all obligations and liabilities of UBIQ owed to LG under or in respect of the Note, including, though not limited to, principal, interest, fees, and premiums (collectively, the “Obligations”).

UBIQ and LG hereby agree to execute and provide to the other a fully executed counterpart of this Payoff and Termination Letter (the “Letter Agreement”). Thereafter, upon LG’s receipt of a federal funds wire transfer in the amount of One Hundred Sixty Two Thousand Five Hundred Fifty Two Dollars and Forty Three Cents ($162,552.43), subject to per diem adjustment as set forth on Schedule “A” attached hereto (as so adjusted, the “Payoff Amount”), which amount represents all Obligations as more fully described on Schedule A attached hereto, LG agrees and acknowledges that:

1. All outstanding Obligations shall be paid and satisfied in full and discharged, terminated and released;

2. All security interests and other liens granted to or held by LG in any assets and properties of UBIQ as security for the Obligations (the “Collateral”) shall be satisfied, released, and discharged, without recourse, representation, warranty, or other assurance of any kind;

3. The Note shall terminate and be of no further force or effect; and

4. UBIQ shall be automatically authorized to file UCC termination statements evidencing the release of LG’s security interests and other liens in the Collateral.

Further, after LG’s receipt of the Payoff Amount (the “Payoff Effective Time”), LG agrees to take all reasonable additional steps reasonably requested by UBIQ as may be necessary to release its security interests in the Collateral and to further reflect the termination of the Note. UBIQ agrees to pay LG for all reasonable costs and expenses incurred by LG in connection with the matters referred to in the previous sentence, and acknowledges that LG’s execution of and/or delivery of any documents releasing any security interest or claim in any property of UBIQ as set forth herein is made without recourse, representation, warranty or other assurance of any kind by LG as to LG’s rights in any collateral security for amounts owing under the Note, the condition or value of any Collateral, or any other matter. UBIQ and LG further confirm that LGs has no obligation to extend any additional credit or other amounts to UBIQ.

The Payoff Amount will be sent by federal funds wire transfer to:

Account Name:	LG Capital Funding LLC
Account Number:	4830 4837 8049
Routing Number (ACH):	021000322
Routing Number (Wire):	026009593
Bank Info:	Bank of America
One Bryant Park
New York, NY 10036

If the Payoff Amount is not received by LG on or before 3:00 p.m. (New York City time) on 10 July 2015, then this Letter Agreement shall terminate and be of no further force or effect.

Notwithstanding anything herein to the contrary, if at any time on or after the Payoff Effective Time all or any portion of the Payoff Amount paid to LG is voided or rescinded or must otherwise be returned by LG upon UBIQ’s insolvency, bankruptcy, reorganization or otherwise, all as though such payment had not been made, the obligation to pay such amount so voided, rescinded or returned, and the liens securing such amount, shall be reinstated. Also notwithstanding anything stated above, Letter Agreement and the release contained herein has no application to the convertible note that in favor of LG dated 17 April 2015 and due on 16 April 2016 (the “Second Note”) in the amount of $109,200, which has not been paid and to which LG does not release or waive any terms or rights stated therein. UBIQ hereby acknowledges this Second Note as being in effect and unpaid.

LG and UBIQ further agree that upon the Payoff Effective Time UBIQ on the one hand, and LG on the other, shall release each other and their respective affiliates and subsidiaries and officers, managers, employees, members, agents, attorneys and representatives as well as their respective successors and assigns from any and all claims, obligations, rights, causes of action, and liabilities, of whatever kind or nature, whether known or unknown, whether foreseen or unforeseen, arising on or before the date hereof, which either ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, which are based upon, arise under or are related to the Note (the “Released Matters”). Without limiting the generality of the foregoing, UBIQ and LG each hereby waive the provisions of any statute or doctrine to the effect that a general release does not extend to claims which a releasing party does not know or suspect to exist in its favor at the time of executing the release, which if known by such releasing party would have materially affected the releasing party’s settlement with the party being released. UBIQ and LG acknowledge that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. UBIQ and LG acknowledge that the release contained herein constitutes a material inducement to each to enter into this Letter Agreement and that UBIQ and LG would not have done so but for the expectation of each that such release is valid and enforceable in all events.

This Letter Agreement shall be governed by the internal laws of the State of New York.  EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY. No party may assign its rights, duties, or obligations under this Letter Agreement without the prior written consent of the other parties. No rights are intended to be created under this Letter Agreement for the benefit of any person not a party hereto. This Letter Agreement may not be modified or waived except with the written consent of the parties hereto. This Letter Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement. Delivery of an executed counterpart of this Letter Agreement by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart. The undersigned parties have signed below to indicate their consent to be bound by the terms and conditions of this Letter Agreement. If you need additional information, please do not hesitate to contact us.

Very truly yours;

UBIQUITY, INC.

BY:	/s/ Christopher Carmichael

NAME:	Christopher Carmichael

TITLE:	CEO

ACCEPTED AND AGREED AS OF THE 9th DAY OF JULY, 2015.

LG CAPITAL FUNDING LLC

BY:

NAME:

TITLE:

SCHEDULE A

PAYOFF AMOUNT:

Aggregate outstanding principal balance	$158,340.00
Accrued but unpaid interest	$4,212.43
Other expenses	$-0-
TOTAL:	$162,552.43